      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            PEREGRINE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                                    95-3773312
         (State or other jurisdiction of                                      (I.R.S. Employer
          incorporation or organization)                                   Identification Number)

                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ERIC P. DELLER
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                            CHARLES D. MAGUIRE, JR.
                           Holme Roberts & Owen, LLP
                        1700 Lincoln Street, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED        PER SHARE(1)        OFFERING PRICE      REGISTRATION FEE
Common Stock $0.001 par value...............        163,995              $19.875            $3,259,400             $861.00

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on May 10, 2000.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             PROSPECTUS (SUBJECT TO COMPLETION) DATED MAY 10, 2000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, California 92130
Telephone Number: (858) 481-5000

                                [PEREGRINE LOGO]

                                 163,995 SHARES
                                  COMMON STOCK

    These shares may be offered and sold from time to time by certain stockholders of Peregrine Systems, Inc., or Peregrine, identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired 191,267 shares of Peregrine common stock in connection with Peregrine's conversion of the outstanding share capital of Barnhill Management Group, Inc. into shares of Peregrine Common Stock in connection with the merger of Barnhill into a wholly-owned subsidiary of Peregrine. Of the 191,267 shares, 163,995 shares of Peregrine Common Stock are being registered in this offering.

    The selling stockholders will receive all of the net proceeds from the sale of the shares. The stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Peregrine will not receive any proceeds from the sale of the shares.

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

    Peregrine's common stock is quoted on the Nasdaq National Market under the symbol "PRGN." On May 10, 2000, the last reported sale price of our common stock was $19.375 per share.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                  May   , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE TO FIND ADDITIONAL INFORMATION ABOUT PEREGRINE........      3

INFORMATION INCORPORATED BY REFERENCE.......................      3

RECENT DEVELOPMENTS.........................................      3

FORWARD LOOKING INFORMATION.................................      4

PEREGRINE...................................................      4

RISK FACTORS................................................      5

USE OF PROCEEDS.............................................     17

SELLING STOCKHOLDERS........................................     18

PLAN OF DISTRIBUTION........................................     18

LEGAL MATTERS...............................................     19

EXPERTS.....................................................     19

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Peregrine common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                 WHERE TO FIND ADDITIONAL INFORMATION ABOUT PSI

    We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Our SEC filings are also available to the public from our web site at http://www.peregrine.com or at the SEC's web site at http://www.sec.gov. Information on our web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all the shares. This prospectus is part of a Registration
Statement we filed with the SEC (Registration No. 333-            ). The
documents we incorporate by reference are:

      1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2000; and

      2. The description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC on March 7, 1997.

    You may request a copy of these filings including any exhibits to such filings, at no cost, by writing or telephoning us at the following address:
General Counsel, Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130; telephone number (858) 481-5000.

                              RECENT DEVELOPMENTS

    On April 5, 2000, we announced that we had signed a definitive merger agreement with Harbinger Corporation, a provider of business-to-business electronic commerce products and services. If the merger is completed, we will issue 0.75 of a share of our common stock for each outstanding share of Harbinger common stock and will assume all outstanding options and warrants to acquire Harbinger common stock (the number and exercise price of which will be adjusted based on the exchange ratio). We expect to issue approximately
35.6 million shares of our common stock, including common stock subject to assumed options, in exchange for all the outstanding equity securities of Harbinger. We expect the acquisition will be accounted for using the purchase method of accounting and will be treated as a tax-free reorganization under federal tax law. The definitive agreement has been approved by the boards of directors of both Harbinger and Peregrine. Closing of the merger is subject to approval by Peregrine's and Harbinger's stockholders, regulatory approvals, and customary closing conditions.

    In connection with the proposed merger, we expect to file a proxy statement and Registration Statement on Form S-4 with the SEC, and Harbinger expects to file a proxy statement with the SEC. We expect that Harbinger and Peregrine will mail a Joint Proxy Statement/Prospectus to stockholders of Harbinger and Peregrine containing additional information about the proposed merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/ Prospectus carefully when they are available. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Harbinger, Peregrine, the proposed merger, risks related to the merger, the persons soliciting proxies relating to the proposed merger, their interests in the proposed merger, and related matters.

                          FORWARD LOOKING INFORMATION

    This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements under the caption "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended March 31, 2000, which report is incorporated herein by reference, and in the similarly captioned section of any quarterly report on Form 10-Q that we may file with the SEC. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                   PEREGRINE

    Peregine refers to itself as "the Infrasture Management Company." We offer business organizations an integrated suite of packaged infrastructure resource management application software. In addition, we have recently introduced additional products designed to automate the processes associated with the procurement and use of infrastructure assets. These software applications are designed to manage the various aspects of organizational infrastructure from the moment an asset is leased, acquired, or taken from existing inventory until the moment it is taken out of service. Infrastructure assets include computers, computer networks, telecommunication assets, physical plant and facilities, corporate car or truck fleets, and many other assets. Our products are designed to help businesses answer the following questions about each item of corporate infrastructure:

    - What assets does my business own?

    - Where are each of these located?

    - How well are each of these assets working?

    - What is the total cost of owing each asset (I.E.,the cost of acquiring, maintaining, servicing, and disposing of each asset)?

    - How well is each asset supporting my business?

                                  RISK FACTORS

    PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS MADE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

RISKS RELATING TO PEREGRINE

    WE HAVE A HISTORY OF LOSSES, CANNOT PREDICT OUR FUTURE OPERATING RESULTS, AND CANNOT ASSURE OUR FUTURE PROFITABILITY. IN ADDITION, MANAGEMENT DOES NOT BELIEVE RECENT REVENUE GROWTH RATES ARE NECESSARILY SUSTAINABLE.

    Prediction of our future operating results is difficult, if not impossible, and we have incurred substantial losses in recent years. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and our stock price may fall. Through March 31, 2000, we had recorded cumulative net losses of approximately $64.9 million, including approximately $113.4 million related to the write-off of acquired in-process research and development and the amortization of goodwill and other intangible assets in connection with several acquisitions completed since late 1997. We have also incurred, and expect to continue to incur, substantial expenses associated with the amortization of intangible assets. In addition, our management does not believe our recent growth rates are necessarily sustainable in the future or indicative of future growth rates. If our revenue growth rates slow or our revenues decline, our operating results could be seriously impaired because many of our expenses are fixed and cannot be easily or quickly changed.

    OUR REVENUES VARY SIGNIFICANTLY FROM QUARTER TO QUARTER FOR NUMEROUS REASONS BEYOND OUR CONTROL. QUARTER-TO-QUARTER VARIATIONS COULD RESULT IN SUBSTANTIAL DECREASES IN OUR STOCK PRICE IF OUR REVENUES OR OPERATING RESULTS ARE LESS THAN MARKET ANALYSTS ANTICIPATE.

    Our revenues or operating results in a given quarter could be substantially less than anticipated by market analysts, which could result in substantial declines in our stock price. In addition, quarter-to-quarter variations could create uncertainty about the direction or progress of our business, which could also result in stock price declines. Our revenues and operating results will vary from quarter to quarter for many reasons beyond our control. As a result, our quarterly revenues and operating results are not predictable with any significant degree of accuracy. Reasons for variability of our revenues and operating results include the following:

    - SIZE, TIMING, AND CONTRACTUAL TERMS OF ORDERS. Our revenues in a given quarter could be adversely affected if we are unable to complete one or more large license agreements, if the completion of a large license agreement is delayed, or if the contract terms prevent us from recognizing revenue during that quarter. In addition, when negotiating large software licenses, many customers tend to time their negotiations until quarter-end in an effort to improve their ability to negotiate more favorable pricing terms. As a result, we tend to recognize a substantial portion of our revenues in the last month or weeks of a quarter, and license revenues in a given quarter will substantially depend on orders booked during the last month or weeks of a quarter. Our revenue growth in recent periods has been attributable in part to an increase in the number of large license transactions we completed in a given period. We expect our reliance on these large transactions to continue for the forseeable future. If we are unable to complete a large license transaction in a particular quarter, our revenues and operating results could be substantially below the expectations of market analysts, and our stock price could fall dramatically.

    - ANNOUNCEMENTS BY PEREGRINE OR OUR COMPETITORS. Announcements of new products or releases by us or our competitors could cause customers to delay purchases pending the introduction of the new product or release. In addition, announcements by us or our competitors concerning pricing policies could have an effect on our revenues in a given quarter.

    - CUSTOMER BUDGETING CYCLES. Our quarter-to-quarter revenues will depend on customer budgeting cycles. If customers change their budgeting cycles, or reduce their capital spending on technology, our revenues could decline.

    - CHANGES IN PRODUCT MIX. Changes in our product mix could adversely affect our operating results because some products provide higher margins than others. For example, margins on software licenses tend to be higher than margins on maintenance services.

    - CHANGES IN METHOD OF SALE. Our profit margins will tend to vary based on whether a sale was made through our direct sales force or through a reseller or other strategic partner. Sales through indirect channels tend to be less profitable, and if sales through indirect channels increased relative to direct sales, our operating results could be harmed. Sales through indirect channels, including distributors, third party resellers, and system integrators, represent a significant percentage of our total sales. We expect this trend to continue in the future. As a result, we could experience a shortfall in our revenues, or a substantial decline in our rate of revenue growth, if sales through our indirect channels were to decrease or were to increase at a slower rate. We have less ability to manage our sales through indirect channels and less visibility about our channel partners' success in selling our products. As a result, we could experience unforeseen variability in our revenues and operating results for a number of reasons, including the following:

       - inability of our channel partners to sell our products;

       - a decision by our channel partners to favor products that compete with Peregrine's;

       - inability of our channel partners to manage the timing of their purchases from Peregrine against their sales to end-users, resulting in substantial inventories of unsold licenses held by our channel partners; or

       - our inability to increase the number of channel partners that sell our products and to maintain relationships with existing channel partners.

    - CANCELLATION OF LICENSES OR MAINTENANCE AGREEMENTS. Cancellations of licenses or maintenance contracts could reduce our revenues and harm our operating results. In particular, our customers tend to renew their maintenance contracts on an annual basis. Substantial cancellations of maintenance agreements, or a substantial failure to renew maintenance contracts, would reduce our revenues and harm our operating results.

    THE LONG SALES CYCLE FOR OUR PRODUCTS MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR REVENUES AND OPERATING RESULTS.

    Delays in customer orders could result in our revenues being substantially below the expectations of market analysts. In addition, we may incur substantial sales and marketing expenses during a particular period in an effort to obtain orders. If we are unsuccessful in generating offsetting revenues during that period, our revenues and earnings could be substantially reduced or we could experience a large loss. We are likely to experience delays in customer orders because the sales cycle for our products is long and unpredictable. Specifically, our customers' planning and purchase decisions involve a significant commitment of resources and a lengthy evaluation and product qualification process. The sales cycle for our products requires us to engage in a sales cycle that, if it results in a sale, takes six to nine months to complete. The length of the sales cycle may be extended beyond six or nine months due to factors over which we have little or no control, including the size of the transaction and the level of competition we encounter in our sales activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products.

Any delay in the sales cycle of a large license or a number of smaller licenses could have an adverse effect on our results of operation and financial condition.

    SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY RESULT IN A PERIODIC REDUCTION IN OUR REVENUES AND IMPAIRMENT OF OUR OPERATING RESULTS.

    Seasonality in our business could result in our revenues in a given period being less than market estimates. Seasonality could also result in quarter-to-quarter decreases in our revenues. In either of these events, seasonality could have an adverse impact on our results of operations. Historically, our revenues and operating results in our December quarter have tended to benefit, relative to our June and September quarters, from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements. Revenues and operating results in our March quarter have tended to benefit from the efforts of our sales force to meet fiscal year-end sales quotas. These historical patterns may change over time, however, particularly as our operations become larger and the sources of our revenue change or become more diverse. For example, our international operations have expanded significantly in recent years, particularly in Europe. We also have an international presence in the Pacific Rim and Latin America. We may experience variability in demand associated with seasonal buying patterns in these foreign markets. As an example, the September quarter is typically weaker in Europe for many technology companies, including Peregrine, due to the European summer holiday season.

    IF A MARKET FOR OUR INFRASTRUCTURE RESOURCE MANAGEMENT SOFTWARE AND ASSET PROCUREMENT SOLUTIONS DOES NOT DEVELOP, WE WILL BE UNABLE TO SELL OUR PRODUCTS OR INCREASE OUR REVENUES. THE MARKET FOR OUR PRODUCTS IS STILL RELATIVELY NEW AND UNPROVEN.

    If the market for our infrastructure management software products does not continue to develop as we anticipate, our business and operating results would be adversely affected, and our financial condition could deteriorate. Until recently, our product strategy focused on providing software products that help to manage business computer networks and other information technology assets. Beginning in late 1997, we began to broaden our product line to offer products capable of managing multiple aspects of a business enterprise's infrastructure, including its physical plant and facilities, its telecommunications networks, its distribution systems, and its corporate car and rail fleets. Prior to our introduction of these products, an integrated software solution for managing corporate infrastructure assets did not exist in the market. Rather, corporations purchased software to manage specific components of their infrastructure. In the second half of fiscal 2000, we attempted to further expand our infrastructure management product line by introducing GET.IT!, a line of employee self-service products that facilitate the acquisition and use of infrastructure assets, services, and information. As a result, the market for our products is still new and unproven and is continuing to develop. If a market for infrastructure management solutions fails to develop, or develops in ways we do not anticipate, our business would be seriously impaired. In particular, our revenues and operating results would decrease, and we could experience losses.

    IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECREASE.

    As a result of rapid technological change in our industry, our competitive position in existing markets, or in markets we may enter in the future, can be eroded rapidly by product advances and technological changes. We may be unable to improve the performance and features of our products as necessary to respond to these developments. In addition, the life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part on our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make these investments. In addition, if we are required to expend substantial resources to respond to specific technological or product changes, our operating results would be adversely affected.

    IF WE CANNOT ATTRACT EXPERIENCED SALES PERSONNEL, SOFTWARE DEVELOPERS, AND HIGHLY-TRAINED CUSTOMER SERVICE PERSONNEL, WE WILL NOT BE ABLE TO SELL AND SUPPORT OUR PRODUCTS.

    If we are not successful in attracting and retaining qualified sales personnel, software developers, and customer service personnel, our revenue growth rates could decrease, or our revenues could decline, and our operating results could be materially harmed. Our products and services require a sophisticated selling effort targeted at several key people within our prospective customers' organizations. This process requires the efforts of experienced sales personnel as well as specialized consulting professionals. In addition, the complexity of our products, and issues associated with installing and maintaining them, require highly trained customer service and support personnel. We intend to hire a significant number of these personnel in the future and train them in the use of our products. We believe our success depends in large part on our ability to attract and retain these key employees. Competition for these employees is intense, and we have in the past experienced difficulty recruiting qualified employees.

    OUR BUSINESS WOULD BE HARMED IF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM CHOSE TO LEAVE US.

    The loss of the services of one or more our executive officers or key employees, or the decision of one or more of these individuals to join a competitor, could adversely affect our business and harm our operating results and financial condition. Our success depends to a significant extent on the continued service of our senior management and other key sales, consulting, technical, and marketing personnel. None of our senior management is bound by an employment agreement. In addition, only a few employees who were significant shareholders of businesses we acquired are bound by noncompetition agreements. We do not maintain key man life insurance on any of our employees.

    IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, THIS WILL PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES.

    Our recent growth rates have placed a significant strain on our management and operational resources. We have expanded our operations rapidly in recent years and intend to continue to expand in order to pursue market opportunities that our management believes are attractive. Our customer relationships could be strained if we are unable to devote sufficient resources to them as a result of our growth, which could have an adverse effect on our future revenues and operating results.

    NEW PRODUCT INTRODUCTIONS OR ENHANCEMENTS OF EXISTING PRODUCTS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

    If we cannot compete effectively in our market by offering products that are comparable in functionality, ease of use, and price to those of our competitors, our revenues will decrease, and our operating results would be adversely affected. The market for our products is highly competitive and diverse, and the technologies for infrastructure management software products can change rapidly. New products are introduced frequently and existing products are continually enhanced.

    We face competition from a number of sources in the markets for our infrastructure resource management and e-procurement software solutions.

    - In the markets for our infrastructure resource management solutions, we face competition from:

       - providers of internal help desk software applications for managing information technology service desks, such as Remedy Corporation and Tivoli Systems, that compete with our enterprise service desk software;

       - providers of asset management software, including Remedy, MainControl, and Janus Technologies;

       - providers of facilities management software, including Archibus, Facilities Information Systems, and Assetworks (a division of CSI-Maximus);

       - providers of transportation management software that competes with our fleet management and rail management software, including Control Software (a division of CSI-Maximus) and Project Software and Development Inc.;

       - information technology and systems management companies such as IBM, Computer Associates, Network Associates, Hewlett-Packard, and Microsoft;

       - numerous start-up and other entrepreneurial companies offering products that compete with the functionality offered by one or more of our infrastructure management products; and

       - the internal information technology departments of those companies with infrastructure management needs.

    - In the markets for procurement and e-procurement solutions, we have experienced competition from:

       - established competitors in the business-to-business internet commerce solution market, such as Ariba and CommerceOne; and

       - established providers of enterprise resource planning software that are entering the market for procurement and e-procurement solutions, including Oracle and SAP.

    Many of our current and potential competitors have substantially greater financial, technical, marketing, and other resources than we have. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources than we can to the development, promotion, and sale of their products. We may not be able to compete successfully against current and future competitors, which could have an adverse effect on our future revenues and operating results.

    NEW COMPETITORS AND ALLIANCES AMONG EXISTING COMPETITORS COULD IMPAIR OUR ABILITY TO RETAIN AND EXPAND OUR MARKET SHARE.

    Additional competition from new entrepreneurial companies or established companies entering our markets could have an adverse effect on our business, revenues, and operating results. In addition, alliances among companies that are not currently direct competitors could create new competitors with substantial market presence. Because few barriers to entry exist in the software industry, we anticipate additional competition from new and established companies as well as business alliances. We expect that the software industry will continue to consolidate. In particular, we expect that large software companies will continue to acquire or establish alliances with our smaller competitors, thereby increasing the resources available to these competitors. These new competitors or alliances could rapidly acquire significant market share at our expense.

    SYSTEM MANAGEMENT COMPANIES MAY ACQUIRE INFRASTRUCTURE MANAGEMENT AND/OR HELP DESK SOFTWARE COMPANIES AND CLOSE THEIR SYSTEMS TO OUR PRODUCTS, HARMING OUR ABILITY TO SELL OUR PRODUCTS.

    If large system management providers close their systems to our products, our revenues and operating results would be seriously harmed. Our ability to sell our products depends in large part on our products' compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have acquired providers of help desk software products. These large, established providers of system management products and services may decide to close their systems to competing vendors like us. They may also decide to bundle the products that compete with our products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. Increased competition could result in price reductions, reductions in our gross margins, or reductions in our market share. Any of these events would adversely affect our business and operating results.

    WE MAY BE UNABLE TO EXPAND OUR BUSINESS AND INCREASE OUR REVENUES IF WE ARE UNABLE TO EXPAND OUR DISTRIBUTION CHANNELS.

    If we are unable to expand our distribution channels effectively, our business, revenues, and operating results could be harmed. In particular, we will need to expand our direct sales force and establish relationships with additional system integrators, original manufacturers, and other third party channel partners who market and sell our products. If we cannot establish these relationships, or if our channel partners are unable to market our products effectively or provide cost-effective customer support and service, our revenues and operating results will be harmed. Even where we are successful in establishing a new third-party relationship, our agreement with the third party may not be exclusive. As a result, our partner may carry competing product lines.

    IF WE ARE UNABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, OUR BUSINESS, REVENUES, AND OPERATING RESULTS COULD BE HARMED.

    In order to grow our business, increase our revenues, and improve our operating results, we believe we must expand internationally. If we expend substantial resources pursuing an international strategy and are not successful, our revenues would be less than we or market analysts anticipate, and our operating results would suffer. International revenues represented approximately 36.0% of Peregrine's business in each of fiscal 1998 and 1999 and approximately 41.0% of Peregrine's business in fiscal 2000. We have several international sales offices in Europe as well as offices in Japan, Singapore, and Australia. International expansion will require significant management attention and financial resources, and we may not be successful expanding our international operations. We have limited experience in developing local language versions of our products or in marketing our products to international customers. We may not be able to successfully translate, market, sell, and deliver our products internationally.

    CONDUCTING BUSINESS INTERNATIONALLY POSES RISKS THAT COULD AFFECT OUR FINANCIAL RESULTS.

    Even if we are successful in expanding our operations internationally, conducting business outside North America poses many risks that could adversely affect our operating results. These include the following:

    - gains and losses resulting from fluctuations in currency exchange rates, for which hedging activities may not adequately protect us;

    - longer payment cycles;

    - difficulties in staffing and managing international operations;

    - problems in collecting accounts receivable; and

    - the adverse effects of tariffs, duties, price controls, or other restrictions that impair trade.

    IF IMMIGRATION LAWS LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

    Limitations under United States immigration laws could prevent us from recruiting skilled technical personnel from foreign countries, which could harm our business if we do not have sufficient personnel to develop new products and respond to technological changes. This inability to hire technical personnel could lead to future decreases in our revenues, or decreases in our revenue growth rates, either of which would adversely affect our operating results. Because of severe shortages for qualified technical personnel in the United States, many companies, including Peregrine, have recruited engineers and other technical personnel from foreign countries. Foreign computer professionals such as those we have employed typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited annually by federal immigration laws. In recent years, despite increases in the number of available visas, the annual allocation has been exhausted well before year end.

    WE HAVE MADE SUBSTANTIAL CAPITAL COMMITMENTS THAT COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION IF OUR BUSINESS DOES NOT GROW.

    We have made substantial capital commitments as a result of recent growth in our business that could seriously harm our financial condition if our business does not grow and we do not have adequate resources to satisfy our obligations. In June 1999, we entered into a series of leases providing us with approximately 540,000 square feet of office space and an option to lease 118,000 square feet. Even excluding the exercise of the option, the leases require a minimum aggregate lease payment of approximately $124.0 million over the twelve year term of the leases. The office space (including the option) is intended for a five building campus in San Diego, California. We plan to fully occupy three of these buildings by the summer of 2000 and for the present time to sublease the remaining two buildings. The capital commitments, construction oversight, and movement of personnel and facilities involved in a transaction of this type and magnitude present numerous risks, including:

    - failure to properly estimate the future growth of our business;

    - inability to sublease excess office space if we underestimate future growth;

    - disruption of operations; and

    - inability to match fixed lease payments with fluctuating revenues, which could impair our earnings or result in losses.

    PRODUCT DEVELOPMENT DELAYS COULD HARM OUR COMPETITIVE POSITION AND REDUCE OUR REVENUES.

    If we experience significant product development delays, our position in the market would be harmed, and our revenues could be substantially reduced, which would adversely affect our operating results. We have experienced product development delays in the past and may experience delays in the future. In particular, we may experience product development delays associated with the integration of recently acquired products and technologies. Delays may occur for many reasons, including an inability to hire sufficient number of developers, discovery of bugs and errors, or a failure of our current or future products to conform to industry requirements.

    ERRORS OR OTHER SOFTWARE BUGS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT EXPENDITURES TO REMEDY OR CORRECT THE ERRORS OR BUGS.

    If we are required to expend significant amounts to correct software bugs or errors, our revenues could be harmed as a result of our inability to deliver the product, and our operating results could be impaired as we incur additional costs without offsetting revenues. Errors can be detected at any point in a product's life cycle. We have experienced errors in the past that resulted in delays in product shipment and increased costs. Discovery of errors could result in any of the following:

    - loss of or delay in revenues and loss of customers or market share;

    - failure to achieve market acceptance;

    - diversion of development resources and increased development expenses;

    - increased service and warranty costs;

    - legal actions by our customers; and

    - increased insurance costs.

    WE COULD EXPERIENCE LOSSES AS A RESULT OF OUR STRATEGIC INVESTMENTS.

    If our strategic investments in other companies are not successful, we could incur losses. We have made and expect to continue to make minority investments in companies with businesses or technologies that we consider to be complementary with our business or technologies. These investments have generally been made by issuing shares of our common stock or to a lesser extent with cash. Many of these investments are in companies whose operations are not yet sufficient to establish them as profitable concerns. Adverse changes in market conditions or poor operating results of underlying investments could result in our incurring losses or an inability to recover the carrying value of its investments.

    WE COULD BE COMPETITIVELY DISADVANTAGED IF WE WERE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

    If we fail to adequately protect our proprietary rights, our competitors could offer similar products relying on technologies developed by us, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation, and other proprietary information and by relying on a combination of copyright, trademark, and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors, and strategic partners. In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications.

    Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of other. If we are required to pursue litigation to enforce our proprietary rights, we could incur substantial costs, and management attention could be diverted, either of which could adversely affect our revenues and operating results.

    IF WE BECOME INVOLVED IN A PROTRACTED INTELLECTUAL PROPERTY DISPUTE, OR ONE WITH A SIGNIFICANT DAMAGES AWARD, OR WHICH REQUIRES US TO CEASE SELLING OUR PRODUCTS, WE COULD BE SUBJECT TO SIGNIFICANT LIABILITY AND THE TIME AND ATTENTION OF OUR MANAGEMENT COULD BE DIVERTED.

    In recent years, there has been significant litigation in the United States involving intellectual property rights, including companies in the software industry. Intellectual property claims against us and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate what we currently believe are our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and could divert management's time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    - cease selling, incorporating, or using products or services that incorporate the infringed intellectual property;

    - obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

    - redesign those products or services that incorporate the disputed technology, which could result in substantial unanticipated development expenses.

    If we are subject to a successful claim of infringement and we fail to develop noninfringing technology or license the infringed technology on acceptable terms and on a timely basis, our revenues could decline or our expenses could increase.

    We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of technical and management personnel's attention.

    WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS.

    If we are held liable for damages incurred as a result of our products, our operating results could be significantly impaired. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. These limitations may not be effect under the laws of some jurisdictions, however. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risks of these claims.

    CONTROL BY OUR OFFICERS AND DIRECTORS MAY LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE IN CONTROL, WHICH COULD PREVENT OUR STOCKHOLDERS FROM REALIZING A PREMIUM IN THE MARKET PRICE OF THEIR COMMON STOCK.

    The concentration of ownership of our common stock by our officers and directors could delay or prevent our change in control or discourage a potential acquiror from attempting to obtain control of us. This could cause the market price of our common stock to fall or prevent the stockholders from realizing a premium in the market price of our common stock in the event of an acquisition. As of March 31, 2000, our officers and directors owned approximately 12,061,678 shares of common stock (including shares issuable upon exercise of options exercisable within 60 days of March 31, 2000), representing approximately 11.0% of our total shares outstanding. Assuming the issuance of approximately
30 million shares of our common stock in connection with our contemplated merger with Harbinger Corporation, our officers and directors will own approximately 8.6% of our outstanding common stock (not including shares held by officers and directors of Harbinger who will become officers and directors of Peregrine after the merger).

    PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR US AND MAY PREVENT CHANGES IN OUR MANAGEMENT THAT OUR STOCKHOLDERS OTHERWISE WOULD APPROVE.

    Some provisions of our charter documents eliminate the right of stockholders to act by written consent without a meeting and impose specific procedures for nominating directors and submitting proposals for consideration at a stockholder meeting. These provisions are intended to increase the likelihood of continuity and stability in the composition of our board of directors and the policies established by the board of directors. These provisions also discourage some types of transactions, which may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change of control transaction. These provisions are also intended to discourage common tactics that may be used in proxy fights. As a result, they could have the effect of discouraging third parties from making tender offers for our shares. These provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in our management.

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preference, privileges, and restrictions of this preferred stock without any further vote or action by our stockholders. The issuance of preferred stock allows us to have flexibility in connection with possible acquisitions and for other corporate purposes. The issuance of preferred stock, however, may delay or prevent a change in control transaction. As a result, the market price of our common stock and other rights of holders of our common stock may be adversely affected, including the loss of voting control to others.

ADDITIONAL RISKS RELATING TO THE PROPOSED ACQUISITION OF HARBINGER

    On April 5, 2000, we announced that we had signed a definitive merger agreement with Harbinger Corporation, a provider of business-to-business electronic commerce products and services. If the merger is completed, we will issue 0.75 of a share of our common stock for each outstanding share of Harbinger common stock and will assume all outstanding options and warrants to acquire Harbinger common stock (the number and exercise price of which will be adjusted based on the exchange ratio). We expect to issue approximately
35.6 million shares of our common stock in exchange for all the outstanding equity securities of Harbinger. We expect the acquisition will be accounted for using the purchase method of accounting and will be treated as a tax-free reorganization. The definitive agreement has been approved by the boards of directors of both Harbinger and Peregrine. Closing of the merger is subject to approval by Peregrine's and Harbinger's stockholders, regulatory approvals, and customary closing conditions.

    In connection with the proposed merger, we expect to file a proxy statement and Registration Statement on Form S-4 with the SEC, and Harbinger expects to file a proxy statement with the SEC. We expect that Harbinger and Peregrine will mail a Joint Proxy Statement/Prospectus to stockholders of Harbinger and Peregrine containing additional information about the proposed merger. Investors and security holders are urged to read the registration statement and the Joint Proxy Statement/ Prospectus carefully when they are available. The registration statement and the Joint proxy Statement/ Prospectus will contain important information about Harbinger, Peregrine, the proposed merger, risks related to the merger, the persons soliciting proxies relating to the proposed merger, their interests in the proposed merger, and related matters.

    WE MAY EXPERIENCE PROBLEMS INTEGRATING THE BUSINESSES OF PEREGRINE AND HARBINGER. ANY INTEGRATION PROBLEMS COULD CAUSE US TO INCUR SUBSTANTIAL UNANTICIPATED COSTS AND EXPENSES, WHICH WOULD HARM OUR OPERATING RESULTS.

    If we fail to integrate our businesses successfully, we will incur substantial costs, which will increase our expenses and reduce any earnings or potentially result in losses, and we will fail to achieve the expected synergies and cost reductions of the merger. In addition, integration problems could divert management's attention from other business opportunities, which could result in slower revenue growth than anticipated or in declines in revenue. Integrating our business with Harbinger's business will be complex, time-consuming, and expensive. It may disrupt both companies' businesses if not completed in a timely and efficient manner. Peregrine and Harbinger are both global companies with substantial operations throughout the world, and integrating geographically separate and dispersed organizations may be difficult. We have never attempted to integrate an acquisition of a company as large as Harbinger.

    Specific integration challenges faced by Peregrine and Harbinger include the following:

    - retaining existing customers and strategic partners;

    - retaining and integrating management and other key employees of both companies;

    - combining product offerings and product lines effectively and quickly, including technical integration by our respective engineering teams;

    - integrating sales efforts so that customers can easily do business with the combined company;

    - transitioning multiple locations around the world to common systems, including common information technology systems;

    - persuading employees that the business cultures of the two companies are compatible;

    - successfully developing and promoting a unified brand strategy and marketing it to existing and prospective customers; and

    - developing and maintaining uniform standards, controls, procedures, and policies.

    THE MERGER COULD IMPAIR EXISTING RELATIONSHIPS WITH SUPPLIERS, CUSTOMERS, STRATEGIC PARTNERS, AND EMPLOYEES, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR INDIVIDUAL AND COMBINED BUSINESSES AND FINANCIAL RESULTS.

    The public announcement of the merger could substantially impair important business relationships of either company. Impairment of these business relationships could reduce our revenues or increase our expenses, either of which would harm our financial results. Specific examples of situations in which we could experience problems include the following:

    - suppliers, distributors, or customers of either Peregrine or Harbinger could decide to cancel or terminate existing arrangements, or fail to renew those arrangements, as a result of the merger;

    - potential customers who are currently negotiating with Peregrine or Harbinger with respect to the purchase or license of their products and services may delay purchases, or defer or terminate negotiations, as a result of uncertainty about the merger;

    - customers of Harbinger who use our competitors' products could terminate or delay orders with Harbinger because they question Harbinger's continued commitment to provide products and enhancements, or to support products, used in conjunction with products of our competitors;

    - key employees of Harbinger, particularly those for whom vesting of options or other benefits will accelerate as a result of the merger, may decide to terminate their employment; and

    - other current or prospective employees of Peregrine and Harbinger may experience uncertainty about their future roles with the combined company, which could adversely affect our ability to attract and retain key management, sales, marketing, and technical personnel.

    THE MERGER COULD RESULT IN SLOWER REVENUE GROWTH RATES FOR THE COMBINED COMPANY THAN THOSE APPLICABLE TO PEREGRINE PRIOR TO THE MERGER, WHICH COULD ADVERSELY AFFECT THE OPERATING RESULTS OF THE COMBINED COMPANY AND LEAD TO A DECLINE IN ITS STOCK PRICE. HARBINGER'S REVENUES AND PROFITS COULD DECREASE AS IT TRANSITIONS TO A BUSINESS MODEL THAT EMPHASIZES RECURRING SERVICES REVENUES.

    We may not be able to maintain our recent revenue growth rates after the merger, which could have an adverse effect on our operating results and could lead to a decline in our stock price. Our revenues grew from $62 million in fiscal 1998 to $138 million in fiscal 1999 and $253 million in fiscal 2000. Harbinger has experienced substantially slower growth rates than we have in recent periods, with revenues growing from $118 million in fiscal 1997 to $135 million in fiscal 1998 to $156 million in fiscal 1999. Harbinger is currently changing its business model by creating and supporting internet-based trading solutions that assist companies to automate their procurement process and by providing customers with the ability to use Harbinger's products on a hosted subscription basis. If the merger does not create the product and financial synergies management currently anticipates, and particularly if Harbinger's business transition is not successful, the combined company's revenue growth rates could be substantially lower than our recent growth rates. In particular, if we and Harbinger experience integration problems, our management's attention could be diverted from our existing core business and lead to slower revenue growth rates for that business. Even if the merger is not completed, our management does not believe that our historical growth rates can necessarily be maintained. A more detailed discussion of our business and associated risks is contained under the caption "Risks related to Peregrine."

    HARBINGER AND SOME OF ITS CURRENT AND FORMER OFFICERS AND DIRECTORS ARE DEFENDANTS IN SHAREHOLDER LITIGATION FOR WHICH HARBINGER IS NOT INSURED. THE OUTCOME OF THIS LITIGATION, IF DETERMINED ADVERSELY TO HARBINGER, COULD HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY'S FINANCIAL CONDITION AFTER THE MERGER.

    If outstanding shareholder litigation against Harbinger were decided adversely to Harbinger, or Harbinger were required to settle this litigation for a substantial sum, our financial condition as a combined company after the merger could be materially and adversely affected. In September 1999, a complaint was filed against Harbinger and some of its current and former officers and directors in the United States District Court for the Northern District of Georgia. The complaint alleges causes of action for misrepresentation and violations of federal securities laws. An amended complaint was filed in March 2000, alleging additional causes of action, including allegations relating to accounting improprieties. The complaints relate to actions by Harbinger during the period from February 1998 to October 1998. Harbinger did not maintain directors' and officers' liability insurance during this period. As a result, Harbinger is not insured with respect to any potential liability of Harbinger or any officer or director of Harbinger. Harbinger is, however, obligated under agreements with each of its officers and directors to indemnify them for the costs incurred in connection with defending themselves against this litigation and is obligated to indemnify them to the maximum extent permitted under applicable law if they are held liable.

    The pending litigation is still in the early stages. As a result, we are unable to estimate the damages, or range of damages, that Harbinger or the combined company might incur in connection with this litigation. In addition, defending the litigation will involve substantial direct expenses and will likely result in a diversion of management's time and attention away from business operations, which could have an adverse effect on the results of operations of Harbinger or the combined company.

    OUR REPORTED FINANCIAL RESULTS WILL SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT OF THE MERGER AND THE AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS.

    Purchase accounting treatment of the merger will result in a net loss for us for the foreseeable future, which could have a material and adverse effect on the market price of our common stock. Under purchase accounting, we will record the following as an asset on its balance sheet:

    - the fair value of the consideration given for Harbinger's outstanding common stock;

    - the fair value of the consideration given for outstanding options and warrants to purchase Harbinger common stock, which we will assume in connection with the merger; and

    - merger-related direct transaction costs, including the fees of our legal, accounting, and financial advisors.

    We will allocate these costs to individual Harbinger assets acquired and liabilities assumed. These assets and liabilities will include various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames, and acquired workforce. Intangible assets, including goodwill, will be amortized over a five year period. In addition, we will allocate a portion of the purchase price for acquiring Harbinger to in-process research and development. In-process research and development, which is currently estimated at $66.1 million for Harbinger, will be expensed in the quarter in which the merger is completed.

    The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $1.3 billion. If goodwill and other intangible assets were amortized in equal annual amounts following completion of the merger, the accounting charge attributable to these items would be approximately $250.0 million per fiscal year.

    OUR STOCKHOLDERS MAY NOT REALIZE A BENEFIT FROM THE MERGER COMMENSURATE WITH THE OWNERSHIP DILUTION THEY WILL EXPERIENCE IN CONNECTION WITH THE MERGER.

    If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, our stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. In connection with the merger, we anticipate that we will issue approximately 35.6 million shares of our common stock (including options being assumed), representing approximately 32.5% of our outstanding common stock prior to the merger.

    FAILURE TO COMPLETE THE MERGER COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE AS WELL AS A NEGATIVE IMPACT ON OUR BUSINESSES AND FINANCIAL RESULTS.

    If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

    - the price of our common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed. Our stock price may also decline because of uncertainty concerning our stand-alone prospects; and

    - some costs related to the merger, such as legal, accounting, financial advisory, and financial printing fees must be paid even if the merger is not completed.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

    The following table sets forth information with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

    The selling stockholders acquired the shares being offered in connection with our acquisition of Barnhill Management Group, Inc. In the acquisition, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. In connection with the acquisition, we agreed to register the shares of our common stock received by the former shareholders of Barnhill pursuant to the registration statement of which this prospectus is a part. None of the selling stockholders owns or will own after the offering more than 1% of our outstanding common stock.

    Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2000 are treated as outstanding and beneficially owned by the person holding the options and are listed under the "Shares Underlying Options" column below.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                 NUMBER OF SHARES                     NUMBER OF SHARES
                                                BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                                               PRIOR TO OFFERING(1)                    AFTER OFFERING
                                              ----------------------               ----------------------
                                              SHARES OF     SHARES      NUMBER     SHARES OF   SHARES OF
                                               COMMON     UNDERLYING   OF SHARES    COMMON     UNDERLYING
SELLING STOCKHOLDERS                            STOCK      OPTIONS      OFFERED      STOCK      OPTIONS
--------------------                          ---------   ----------   ---------   ---------   ----------
Michael D. Whitt............................   173,911        --        149,110     24,801         --
Michael L. Thomas...........................     7,150        --          6,131      1,019         --
William H. Moore............................     7,150        --          6,131      1,019         --
Ronald W. Badgely...........................     1,747        --          1,498        249         --
Jeffrey Gibson..............................       454        31            259         64         31
John Rogers.................................       302        --            390         43         --
Howard Ledbetter............................       252        31            217         35         31
Edward Copes................................       201       394            173         28        394
Deborah Krieger.............................       100        31             86         14         31

------------------------

(1) The number of shares beneficially owned include shares issued in connection with our acquisition of Barnhill but which are currently held in escrow pursuant to the terms of the acquisition agreement to indemnify Peregrine for losses arising out of any inaccuracy, breach or failure to comply with the representations and warranties made or delivered by Barnhill in connection with the acquisition. These escrow shares will remain subject to the escrow provisions until April 2001 and will not be sold in this offering.

                              PLAN OF DISTRIBUTION

    We will not receive any proceeds from the sale of the shares. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees, transferees of, or other successors in interest directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

    In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with the broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

    The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    To the extent required, the specific shares of common stock to be sold, the name of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

    We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. We have agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholders have also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act.

    Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

    There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for Peregrine by Holme Roberts & Owen, LLP, Denver, Colorado.

                                    EXPERTS

    The audited consolidated financial statements of Peregrine as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000, incorporated by reference in this prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................       $   926
Nasdaq National Market listing fee..........................       $ 4,000
Printing expenses...........................................       $10,000
Legal fees and expenses.....................................       $ 5,000
Accounting fees and expenses................................       $10,000
Miscellaneous expenses......................................       $10,074
                                                                   -------

  Total.....................................................       $40,000
                                                                   =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

    Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

    We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Declaration of Registration Rights dated March 30, 2000, entered into by us in connection with our acquisition of all of the outstanding shares of Barnhill common stock, provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

ITEM 16. EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------   ------------------------------------------------------------
    4.1       Declaration of Registration Rights dated March 30, 2000, of
              Peregrine

    5.1       Opinion of Holme Roberts & Owen LLP

   23.1       Consent of Arthur Anderson LLP, Independent Public
              Accountants

   23.2       Consent of Holme Roberts & Owen LLP (included in Exhibit
              5.1)

   24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
    Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 9th day of May, 2000.

                                                       PEREGRINE SYSTEMS, INC.

                                                       By:             /s/ DAVID A. FARLEY
                                                            -----------------------------------------
                                                                         David A. Farley
                                                                SENIOR VICE PRESIDENT, FINANCE AND
                                                            ADMINISTRATION AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Stephen P. Gardner and David A. Farley their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President and Chief
               /s/ STEPHEN P. GARDNER                    Executive Officer
     -------------------------------------------         (Principal Executive          May 9, 2000
                 Stephen P. Gardner                      Officer) and Director

                                                       Senior Vice President,
                                                         Finance and
                 /s/ DAVID A. FARLEY                     Administration and Chief
     -------------------------------------------         Financial Officer             May 9, 2000
                   David A. Farley                       (Principal Financial
                                                         Officer) and Director

                                                       Vice President Finance, and
                 /s/ MATHEW C. GLESS                     Chief Accounting Officer
     -------------------------------------------         (Principal Accounting         May 9, 2000
                   Mathew C. Gless                       Officer)

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ JOHN J. MOORES
     -------------------------------------------       Chairman of the Board of        May 9, 2000
                   John J. Moores                        Directors

               /s/ CHRISTOPHER A. COLE
     -------------------------------------------       Director                        May 9, 2000
                 Christopher A. Cole

              /s/ RICHARD A. HOSLEY, II
     -------------------------------------------       Director                        May 9, 2000
                Richard A. Hosley, II

              /s/ CHARLES E. NOELL, III
     -------------------------------------------       Director                        May 9, 2000
                Charles E. Noell, III

               /s/ NORRIS VAN DEN BERG
     -------------------------------------------       Director                        May 9, 2000
                 Norris Van Den Berg

             /s/ THOMAS G. WATROUS, SR.
     -------------------------------------------       Director                        May 9, 2000
               Thomas G. Watrous, Sr.

                                 EXHIBIT INDEX

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
         4.1            Declaration of Registration Rights dated March 30, 2000, of
                        Peregrine

         5.1            Opinion of Holme Roberts & Owen LLP

        23.1            Consent of Arthur Anderson LLP, Independent Public
                        Accountants

        23.2            Consent of Holme Roberts & Owen LLP (included in Exhibit
                        5.1)

        24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)